Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

June 6, 2016

MicroVision, Inc.

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

Attn: David J. Westgor

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) of MicroVision, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to (i) shares of preferred stock, par value of $0.001 per share, of the Company (the “Preferred Stock”); (ii) shares of common stock, par value of $0.001 per share, of the Company (the “Common Stock”); and (iii) warrants for the purchase of Preferred Stock, Common Stock or other securities of the Company (“Warrants”). The Preferred Stock, Common Stock and Warrants are referred to herein collectively as the “Offered Securities.” The Offered Securities being registered under the Registration Statement will have an aggregate offering price of up to $35,000,000 and will be offered from time to time pursuant to Rule 415 under the Securities Act.

We have acted as counsel for the Company in connection with the registration of the Offered Securities. In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1)	When (i) the Board of Directors of the Company or committees designated thereby have approved the price and other terms and conditions relating to the issuance and sale of any shares of Common Stock and (ii) such shares have been issued and delivered against payment of the purchase price therefor (in an amount in excess of the par value thereof) in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

2)	When (i) the Board of Directors of the Company or committees designated thereby have approved the price and other terms and conditions of any Preferred Stock of a particular series and their issuance and sale, (ii) a certificate of designations with respect to such series of Preferred Stock has been duly adopted by the Company and filed with the Secretary of State of the State of Delaware, and (iii) such shares of Preferred Stock have been issued and delivered against payment of the purchase price therefor (in an amount in excess of the par value thereof) in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such shares of Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

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3)	When (i) the Board of Directors of the Company or committees designated thereby have approved the price and other terms and conditions of any Warrants and their issuance and sale and (ii) Warrants have been duly executed, countersigned and delivered in accordance with the applicable warrant agreement and against payment of the purchase price therefor in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such Warrants will be duly authorized and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

4)	Upon the issuance by the Company of shares of Common Stock or Preferred Stock issuable upon exercise of the Warrants, when issued, delivered, and paid for (in an amount in excess of the par value thereof) in accordance with the terms of any Warrants, such shares of Common Stock or Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP